      Exhibit 99.1

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REPORTS SECOND QUARTER 2003 RESULTS
AND REDUCES NET DEBT BELOW $500 MILLION

METAIRIE, LA, June 10, 2003 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) reported today its results for the second quarter of fiscal year 2003. The Company reported net earnings for the quarter and six months ended April 30, 2003 of $9.5 million and $19.0 million, or $.09 per diluted share and $.18 per diluted share, respectively. The Company also announced that in May of 2003, it received $23 million in tax refund proceeds related to the sale of its foreign operations. The Company used the proceeds along with cash on hand to reduce its debt to $517 million as of June 4, 2003. The Company’s net debt as of June 4, 2003 was approximately $488 million (total debt less cash and marketable securities of approximately $29 million).

William E. Rowe, President and Chief Executive Officer stated, “We are pleased with our second quarter performance, the further reduction in our debt, and recent improvements in some of the trends impacting our Company and our industry. Beginning in April and continuing into May, consumer confidence levels improved from their 10-year lows of February and March. Although confidence levels remained low during most of our second quarter, preneed sales increased in the quarter. We remain cautiously optimistic as we monitor this possible trend and other indicators that the economy may be improving, such as the performance of the stock market. The Dow Jones Industrial Average is up 6 percent this calendar year through May, and in the same time period, our trust portfolio, including unrealized gains and losses, is up nearly 7 percent, driven by strong performance in April and May. As the market continues to recover, we expect our portfolio performance to follow.”

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The Company experienced a $4.2 million decrease in funeral revenues from its operations to be retained for the second quarter of 2003 compared to the second quarter of 2002. This decrease was driven by a 6.5 percent decrease in the number of funeral calls performed by operations to be retained, partially offset by a 1.3 percent increase in the average revenue per funeral call. For the three months ending April 30, 2003, cremations represented 39.4 percent of funerals performed by operations to be retained, compared to 38.7 percent in the prior year. (See definition of operations to be retained under “Supplemental Financial Information”).

Mr. Rowe stated, “Our funeral businesses continue to do a good job with regard to average revenue increases. For the first six months of fiscal year 2003, the growth in average revenue per cremation service performed was up 3.4 percent and the growth in average revenue per traditional funeral was up 2.4 percent. Trust earnings are recognized as funeral revenue when the related preneed funerals are delivered out of our backlog. A year over year reduction in funeral trust earnings, coupled with the increase in the proportion of our funerals that are cremations, reduced the overall average revenue per call increase to 1.3 percent for the period. Trust earnings recognition in fiscal year 2003 is lower than in the prior year due to the lower investment returns realized on our preneed trust funds during the last few years.”

The Company tracks its at-need sales by market and regularly compares its performance with data from a variety of sources to gauge changes in market share. The most comprehensive of these sources is the information published by the Centers for Disease Control and Prevention (“CDC”), but the Company also gathers data from local government agencies, the obituaries published in local newspapers in the communities where the Company’s facilities are located, certain industry vendors and information published by other publicly-traded death care companies.

Mr. Rowe continued, “As we look at the data from a variety of sources to gauge changes in market share, all indicators point to a decline in the number of deaths in our markets during the quarter. We expect to eventually see more normalized mortality trends and we anticipate improvement in our at-need results when that occurs. Although not yet necessarily an indication of a trend, our preliminary results for the month of May indicate that events appear to be increasing for the early part of our third quarter.”

The Company typically reports on the CDC’s national data, rather than the data for the cities in which the Company’s facilities are located, because the CDC’s individual market data is not available for all the markets in which the Company operates and the national data tends to be fairly consistent with the other sources of information used by the Company. During the three months ended April 30, 2003, the national data reported by the CDC indicated a decrease in the number of deaths of 0.8 percent compared to the prior year. This 0.8 percent decrease was inconsistent with CDC data for the 31 cities in which the Company operates and for which the CDC compiles data (approximately 50 percent of the Company’s calls are derived from these 31 cities), and inconsistent with data gathered by the Company from other sources. In fact, the local market data reported by the CDC for these 31 cities,

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adjusted for weeks with incomplete statistics, indicates a 6.5 percent decrease in the number of deaths, compared to a 6.8 percent decrease in funeral calls performed by the Company’s businesses in these 31 cities.

The Company has consistently acknowledged that the comparability of its funeral calls to the CDC data is limited, as reports from the state health departments are often delayed and inconsistent, and the 122 cities reporting to the CDC are not necessarily comparable with the markets in which the Company operates. Nonetheless, CDC data is the only available comprehensive data of its kind and continues to be a valuable resource for the Company.

Mr. Rowe added, “With the number of markets we serve, there will always be some markets that are up, and a few that are down. In fact, two-thirds of the reduction in calls for the quarter can be attributed to 20 of our 301 funeral homes. As we have stated in the past, the data we use to track our local funeral markets suggest that there is some market share erosion in selected locations. However, there are also some areas where we have gained market share from competitors. We use this market-specific and rooftop-specific information to manage our businesses and to target opportunities for performance improvement.”

Cemetery revenues from operations to be retained decreased by $1.3 million in the second quarter of fiscal year 2003 compared to the second quarter of fiscal year 2002. The decrease in revenue is primarily due to a reduction in at-need cemetery events, driven by a decline in the number of deaths in the Company’s cemetery markets. The decline in cemetery events is in line with the decline in funeral events experienced by the Company’s funeral homes.

Mr. Rowe stated, “We had a good quarter with regard to preneed sales. When compared to the first quarter of this year, preneed cemetery property sales increased significantly, along with preneed merchandise and preneed funeral sales. When compared to the second quarter of last year, cemetery property sales improved, although our reported cemetery revenue was down slightly for the quarter due primarily to the decline in deaths. Nonetheless, we are pleased with the performance of our cemetery segment for the quarter. When compared to our first quarter, our domestic cemetery margins improved 240 basis points from 22.5 percent to 24.9 percent. Due to the fixed cost nature of the cemetery business, the improved cemetery property sales had a substantial positive impact on our margins. Had deaths returned to normal and cemetery events materialized, our margins would have been even better.”

The Company announced that cash flow from operations for the quarter and six months ended April 30, 2003 was $25.8 million and $18.1 million, respectively, and free cash flow was $21.7 million and $11.1 million, respectively (See tables under “Reconciliation of Non-GAAP Financial Measures”).

Kenneth C. Budde, Chief Financial Officer, stated, “Cash flow from operations decreased $14 million for the first six months of 2003 compared to the same period in 2002, primarily due to an $11 million reduction in earnings before taxes. Additionally, through the first six months of 2003, we paid about $3 million in federal taxes; in 2002,

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we were not required to use any of our cash flow to pay federal taxes in the first six months due to a 2001 federal tax refund that was applied to our 2002 estimated tax payments.”

On May 1, 2003, the Company announced that it had redeemed its $99.9 million outstanding Remarketable Or Redeemable Securities (“ROARS”). When Banc of America Securities, the remarketing dealer, elected to remarket the ROARS, the Company exercised its right to redeem the ROARS rather than allow them to be remarketed. In connection with the redemption of the ROARS, the Company secured $50 million of additional Term Loan B financing, which was received prior to April 30, 2003 and is included in the Company’s outstanding debt and cash as of the end of the second quarter. In May of 2003, the Company used the $50 million of Term Loan B and $50 million from the revolver to redeem its outstanding ROARS. As part of the refinancing transaction, the Company amended the loan covenants governing its revolving credit and its Term Loan B credit to provide greater financial flexibility.

In May of 2003, the Company used cash on hand to pay the remarketing dealer $12.7 million, the contractually specified value of the remarketing right, which was based on the 10-year Treasury rate of 3.894 percent. Net of the unamortized portion of the option premium paid to the Company by Banc of America at the time of issuance for the right to remarket the ROARS, the Company will report the charge of $11.3 million ($7.3 million after tax, or $0.07 per share), in the third quarter of 2003.

As a result of the Company’s debt reduction and the refinancing transaction discussed above, the amount available under the Company’s revolving credit facility increased from $20 million as of January 31, 2003 to $95 million as of June 4, 2003.

Mr. Rowe stated, “We are reviewing a few acquisition prospects. We are also planning to construct funeral homes on one or two of our own cemeteries, and we are in discussions with third parties considering combination funeral homes on their cemeteries. Our experience with our combination operations and the development of the Catholic Mortuaries in Los Angeles have been very positive, and we look forward to building similar successes in the future using our free cash flow.”

Mr. Rowe concluded, “We are delighted to have reduced our net debt to $488 million. We remain focused on preneed sales growth, market performance, debt reduction, at-need sales and our growth strategies. Although we continue to face challenges from external factors, the unwavering commitment of our employees to exceed the expectations of our customers with regard to caring, personalized service, high quality facilities and real and perceived value in our offerings will ensure our long-term success.”

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Second Quarter Results For Total Operations

•	The Company reported net earnings of $9.5 million, or $.09 per diluted share, compared to net earnings of $12.9 million, or $.12 per diluted share, in the second quarter of 2002.

•	Total funeral revenues decreased $15.1 million to $75.8 million, primarily due to the disposition of the Company’s foreign operations in 2002 and the decline in the number of funeral services performed.

•	Total cemetery revenues decreased $2.5 million to $57.6 million, primarily due to a decline in families served in the Company’s cemeteries resulting from a decline in the number of deaths in the second quarter of 2003 and the disposition of the Company’s foreign operations in 2002. The Company realized an annual average return of 4.6 percent in its perpetual care trust funds during the second quarter of 2003 compared to 4.2 percent in the comparable period of 2002.

•	Operating earnings decreased $7.3 million to $28.7 million, primarily due to the disposition of the Company’s foreign operations in 2002 and a reduction in funeral revenue in the second quarter of 2003.

•	EBITDA was $42.6 million compared to $51.2 million for the second quarter of 2002 (See tables under “Reconciliation of Non-GAAP Financial Measures”). The reduction was primarily due to the disposition of the Company’s foreign operations in 2002 and a reduction in domestic operating earnings in the second quarter of 2003.

•	Depreciation and amortization was $13.7 million compared to $14.5 million for the corresponding period in 2002.

•	Interest expense decreased $2.3 million to $13.6 million due to a $125.9 million decrease in the average debt outstanding during the second quarter of 2003 compared to the second quarter of 2002.

Year-To-Date Results For Total Operations

•	The Company reported net earnings of $19.0 million, or $.18 per diluted share, compared to net earnings of $25.6 million, or $.24 per diluted share, for the six months ended April 30, 2002.

•	Total funeral revenues decreased $33.4 million to $152.5 million, primarily due to the disposition of the Company’s foreign operations in 2002 and the decline in the number of funeral services performed.

•	Total cemetery revenues decreased $6.6 million to $112.0 million, primarily due to the disposition of the Company’s foreign operations in 2002, a decline in perpetual care trust earnings and the decrease in families served in the Company’s cemeteries resulting from a decline in the number of deaths. The Company realized an annual average return of 4.4 percent in its perpetual care trust funds for the first six months of 2003 compared to 6.5 percent in the comparable period of 2002.

•	Operating earnings decreased $17.4 million to $55.8 million, primarily due to the disposition of the Company’s foreign operations in 2002 and a reduction in funeral gross profit during the six months ended April 30, 2003.

•	EBITDA was $84.9 million compared to $102.0 million for the first six months of 2002. The reduction was primarily due to the disposition of the Company’s foreign operations in 2002 and a reduction in domestic operating earnings during the six months ended April 30, 2003.

•	Depreciation and amortization was $27.1 million for the first six months of 2003, compared to $28.0 million for the corresponding period in 2002.

•	Interest expense decreased $5.7 million to $27.1 million due to a $133.7 million decrease in the average debt outstanding during the six months ended April 30, 2003 compared to the six months ended April 30, 2002.

Second Quarter Results For Operations To Be Retained

•	Funeral revenues decreased $4.2 million to $75.4 million compared to the second quarter of 2002, principally due to a 6.5 percent decrease in the number of services performed, and reduced year over year trust earnings recognized upon the delivery of preneed funerals. Trust earnings recognition in fiscal year 2003 is lower than in the prior year due to lower investment returns realized on the Company’s preneed funeral trust funds during the last few years.

•	The cremation rate for these businesses was 39.4 percent for the second quarter of 2003 compared to 38.7 percent for the second quarter of 2002.

•	Cemetery revenues decreased $1.3 million to $57.4 million, primarily due to the decline in families served in the Company’s cemeteries resulting from a decline in the number of deaths.

•	Funeral margins were 24.6 percent compared to 29.4 percent for the same period in 2002. The decrease was primarily due to an increase in insurance costs combined with the decrease in funeral revenue discussed above.

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•	Cemetery margins were 25.0 percent compared to 25.4 percent for the same period in 2002. The decrease was primarily due to an increase in insurance costs combined with the decrease in cemetery revenue discussed above.

•	For the quarter, domestic operating earnings, which is representative of operations to be retained, decreased $5.5 million from $34.2 million in 2002 to $28.7 million in 2003, primarily due to a reduction in funeral revenue in the second quarter of 2003.

•	Domestic EBITDA, which is representative of operations to be retained, was $42.6 million, representing 31.9 percent of domestic revenue, compared to $48.9 million, or 35.0 percent, in the second quarter of fiscal year 2002. The reduction was primarily due to a decrease in earnings from operations to be retained.

Year-To-Date Results For Operations To Be Retained

•	Funeral revenues decreased $5.9 million to $151.4 million compared to the first six months of 2002, principally due to a 4.0 percent decrease in the number of services performed, and reduced trust earnings recognized upon the delivery of preneed funerals. Trust earnings recognition in fiscal year 2003 is lower than in the prior year due to lower investment returns realized in the Company’s preneed funeral trust funds during the last few years.

•	The cremation rate for these businesses was 39.2 percent for the first six months of 2003 compared to 38.3 percent for the first six months of 2002.

•	Cemetery revenues decreased $4.1 million to $111.6 million, principally due to a decline in perpetual care trust earnings and a decline in families served in the Company’s cemeteries resulting from a decline in the number of deaths.

•	Funeral margins were 25.0 percent compared to 29.9 percent for the same period in 2002. The decrease is due primarily to an increase in insurance and other costs, combined with a decrease in funeral revenue as discussed above.

•	Cemetery margins were 23.8 percent compared to 25.8 percent for the same period in 2002. The decrease is due primarily to an increase in insurance costs, combined with a decrease in cemetery revenue as discussed above.

•	For the six months, domestic operating earnings, which is representative of operations to be retained, decreased $13.2 million from $69.0 million in 2002 to $55.8 million in 2003, primarily due to a reduction in funeral gross profit during the six months ended April 30, 2003.

•	Domestic EBITDA, which is representative of operations to be retained, was $84.9 million, representing 32.1 percent of domestic revenue compared to $96.6 million, or 35.0 percent, for the first six months of fiscal year 2002. The reduction was primarily due to a decrease in earnings from operations to be retained.

Second Quarter Results For Existing (Core) Operations

•	The Company experienced a 6.6 percent decrease in the number of funeral calls performed by businesses it has owned and operated for all of this fiscal year and last, and which it plans to retain, partially offset by a 1.3 percent increase in the average revenue per funeral call performed by these businesses.

•	Data obtained from the CDC indicates a decrease in the number of deaths across the country of 0.8 percent during the Company’s second quarter compared to the same period in 2002.

Year-To-Date Results For Existing (Core) Operations

•	The Company experienced a 4.2 percent decrease in the number of funeral calls performed by businesses it has owned and operated for all of this fiscal year and last, and which it plans to retain, partially offset by a 1.3 percent increase in the average revenue per funeral call performed by these businesses.

•	Data obtained from the CDC indicates a decrease in the number of deaths across the country of 1.3 percent during the Company’s six months ended April 30, 2003 compared to the same period in 2002.

Cash Flow Results And Debt Reduction For Total Operations

•	Cash flow from operations for the quarter ended April 30, 2003 was $25.8 million, and free cash flow was $21.7 million (See table under “Reconciliation of Non-GAAP Financial Measures”).

•	Cash flow from operations for the six months ended April 30, 2003 was $18.1 million, and free cash flow was $11.1 million.

•	As of April 30, 2003, the Company reported outstanding debt of $594 million and reported cash and marketable securities of $86 million.

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•	The Company secured an additional $50 million of Term Loan B debt prior to April 30, 2003, which is included in its debt and cash balances. On May 1, 2003, the Company used the $50 million of Term Loan B and $50 million from its revolver to redeem its outstanding ROARS.

•	As of June 4, 2003, outstanding debt was $517 million, and cash and marketable securities were approximately $29 million.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 301 funeral homes and 149 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. For the first six months of fiscal year 2003, funeral operations accounted for approximately 57.7 percent of the Company’s total revenues, and cemetery operations accounted for the remaining 42.3 percent. The Company’s funeral homes offer a wide range of services and products including funeral services, cremation, transportation services, removal and preparation of remains, caskets and flowers. Its cemetery operations sell cemetery property, merchandise and services. Cemetery property includes lots, lawn crypts, and family and community mausoleums. Cemetery merchandise includes vaults, monuments and markers. Cemetery services include burial site openings and closings and inscriptions.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss second quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is 800-218-0204. From outside the continental United States, call 303-262-2130. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises’ website at http://www.stewartenterprises.com. To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company’s website until June 24, 2003. Additional investor information is available at http://www.stewartenterprises.com.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended April 30,

	2003	2002

Revenues:
Funeral	$75,795	$90,848
Cemetery	57,569	60,141

Total revenues	133,364	150,989

Costs and expenses:
Funeral	57,257	65,573
Cemetery	43,211	45,277

Total costs and expenses	100,468	110,850

Gross profit	32,896	40,139
Corporate general and administrative expenses	4,182	4,115

Operating earnings	28,714	36,024
Interest expense	(13,579)	(15,859)
Investment income	84	98
Other income, net	90	510

Earnings before income taxes	15,309	20,773
Income taxes	5,818	7,894

Net earnings	$9,491	$12,879

Net earnings per common share:
Basic	$.09	$.12

Diluted	$.09	$.12

Weighted average common shares outstanding (in thousands):
Basic	108,299	107,822

Diluted	108,302	108,337

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,

	2003	2002

Revenues:
Funeral	$152,531	$185,931
Cemetery	112,050	118,627

Total revenues	264,581	304,558

Costs and expenses:
Funeral	114,883	134,198
Cemetery	85,419	89,245

Total costs and expenses	200,302	223,443

Gross profit	64,279	81,115
Corporate general and administrative expenses	8,482	7,885

Operating earnings	55,797	73,230
Interest expense	(27,156)	(32,829)
Investment income	171	222
Other income, net	1,775	590

Earnings before income taxes	30,587	41,213
Income taxes	11,623	15,661

Net earnings	$18,964	$25,552

Net earnings per common share:
Basic	$.18	$.24

Diluted	$.18	$.24

Weighted average common shares outstanding (in thousands):
Basic	108,169	107,729

Diluted	108,196	108,289

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)

(Dollars in thousands)

The Company has sold its foreign operations and certain small domestic businesses. The operating results of these businesses are segregated from results of the operations that the Company plans to retain. The supplemental financial information included in this press release segregates these revenues and costs in order to present the Company’s ongoing operating results on a comparable basis within its funeral and cemetery segments. The Company’s “operations to be retained” consist of those businesses it has owned and operated for all of the current and prior fiscal year and which it plans to retain (“existing or core operations”) plus those businesses it has opened during the current and prior fiscal year and plans to retain (“opened operations”). “Closed and held for sale operations” consist of those that have been sold or closed during the current and prior fiscal year and the businesses that are being offered for sale.

	Three Months Ended April 30,

	2003	2002

Revenues:
Funeral
Operations to be retained	$75,393	$79,542
Closed and held for sale operations	402	11,306

Total funeral	75,795	90,848

Cemetery
Operations to be retained	57,393	58,704
Closed and held for sale operations	176	1,437

Total cemetery	57,569	60,141

Total revenues	133,364	150,989

Costs and expenses:
Funeral
Operations to be retained	56,810	56,176
Closed and held for sale operations	447	9,397

Total funeral	57,257	65,573

Cemetery
Operations to be retained	43,032	43,782
Closed and held for sale operations	179	1,495

Total cemetery	43,211	45,277

Total costs and expenses	100,468	110,850

Gross Profit:
Funeral
Operations to be retained	18,583	23,366
Closed and held for sale operations	(45)	1,909

Total funeral	18,538	25,275

Cemetery
Operations to be retained	14,361	14,922
Closed and held for sale operations	(3)	(58)

Total cemetery	14,358	14,864

Total gross profit	$32,896	$40,139

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)

(Dollars in thousands)

	Six Months Ended April 30,

	2003	2002

Revenues:
Funeral
Operations to be retained	$151,368	$157,329
Closed and held for sale operations	1,163	28,602

Total funeral	152,531	185,931

Cemetery
Operations to be retained	111,627	115,724
Closed and held for sale operations	423	2,903

Total cemetery	112,050	118,627

Total revenues	264,581	304,558

Costs and expenses:
Funeral
Operations to be retained	113,543	110,278
Closed and held for sale operations	1,340	23,920

Total funeral	114,883	134,198

Cemetery
Operations to be retained	85,021	85,837
Closed and held for sale operations	398	3,408

Total cemetery	85,419	89,245

Total costs and expenses	200,302	223,443

Gross Profit:
Funeral
Operations to be retained	37,825	47,051
Closed and held for sale operations	(177)	4,682

Total funeral	37,648	51,733

Cemetery
Operations to be retained	26,606	29,887
Closed and held for sale operations	25	(505)

Total cemetery	26,631	29,382

Total gross profit	$64,279	$81,115

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED APRIL 30, 2003 AND 2002
(Unaudited)

(Dollars in millions)

The Company uses EBITDA and free cash flow as financial measures. These financial measures are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are intended to supplement, rather than replace or supersede, any information presented in accordance with GAAP. The reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented below and is also available through Stewart Enterprises’ website at www.stewartenterprises.com in the investor information section.

EBITDA (defined as earnings before interest expense, income taxes, depreciation and amortization) represents operating earnings plus depreciation, amortization, investment income and other income. Domestic EBITDA includes the Company’s operations in the United States and the Commonwealth of Puerto Rico. EBITDA margins are calculated by dividing EBITDA by total revenues. Management believes that EBITDA is a useful measure for providing additional insight into the Company’s operating performance. Due to the Company’s significant cash investment in preneed activity, management does not view EBITDA as a measure of the Company’s cash flow. Investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between operating earnings (the GAAP financial measure that the Company believes is most directly comparable to EBITDA) and EBITDA for the three and six months ended April 30, 2003 and 2002:

	Three Months Ended April 30,		Six Months Ended April 30,

	2003	2002	2003	2002

Consolidated EBITDA
Operating earnings	$28.7	$36.1	$55.8	$73.2
Add: Depreciation and amortization	13.7	14.5	27.1	28.0
Add: Investment income	.1	.1	.2	.2
Add: Other income	.1	.5	1.8	.6

EBITDA	$42.6	$51.2	$84.9	$102.0

	Three Months Ended April 30,		Six Months Ended April 30,

	2003	2002	2003	2002

Domestic EBITDA
Operating earnings	$28.7	$34.2	$55.8	$69.0
Add: Depreciation and amortization	13.7	14.0	27.1	26.8
Add: Investment income	.1	.1	.2	.2
Add: Other income	.1	.6	1.8	.6

EBITDA	$42.6	$48.9	$84.9	$96.6

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED APRIL 30, 2003 AND 2002
(Unaudited)

(Dollars in millions)

Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three and six months ended April 30, 2003 and 2002:

	Three Months Ended April 30,		Six Months Ended April 30,

	2003	2002	2003	2002

Free Cash Flow
Net cash provided by operating activities	$25.8	$34.2	$18.1	$32.1
Less: Maintenance capital expenditures	4.1	4.3	7.0	6.4

Free cash flow	$21.7	$29.9	$11.1	$25.7

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR THE THIRD QUARTER AND FISCAL YEAR 2003

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The forecasts included herein were prepared by the Company’s management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts have not been audited or otherwise approved by the Company’s independent accountants or by any regulatory authority.

Accuracy of the forecasts is dependent upon assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The Company cautions readers that it assumes no obligation to update or publicly release any revisions to the forecasts made herein and, except to the extent required by applicable law, does not intend to update or otherwise revise the forecasts more frequently than quarterly.

The forecasts are based on a variety of estimates and assumptions made by management of the Company with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. More specific information about factors that could cause actual results to differ materially from these forecasts is included herein. See “Cautionary Statements.”

For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management’s principal expectations and assumptions are realized. The Company does not represent or warrant, and assumes no responsibility for, the completeness, accuracy or reliability of the forecasts.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR THE THIRD QUARTER AND FISCAL YEAR 2003
(Unaudited)

(Dollars in millions, except per share amounts)

Impact of Sale of Foreign Operations

In October 2002, the Company announced the completion of the sale of its foreign operations. The total proceeds from the sale of foreign operations, including income tax benefits, are expected to be approximately $245 million. The Company has received $229 million of proceeds, including $2 million of tax proceeds received during the second quarter of 2003 and $23 million of tax proceeds received in May of 2003. The Company expects to realize the majority of the remaining proceeds of approximately $16 million, primarily income tax benefits, during 2003 and 2004. During fiscal year 2002, the foreign businesses (Portugal, Spain, France, Canada and Argentina) provided gross profit of about $5.2 million. The reduction in operating earnings from the sale of the Company’s foreign operations is expected to be substantially offset by interest expense savings resulting from the use of proceeds from these sales to reduce the Company’s average debt balance.

Remarketable Or Redeemable Securities

On May 1, 2003, the Company redeemed its $99.9 million outstanding Remarketable Or Redeemable Securities (“ROARS”). On May 2, 2003, the Company used cash on hand to pay the remarketing dealer $12.7 million, the contractually specified value of the remarketing right (the “Calculation Amount”), which was based on the 10-year Treasury rate of 3.894 percent. Net of the unamortized portion of the option premium paid to the Company by the remarketing dealer at the time of issuance for the right to remarket the ROARS, the Company will report a charge of $11.3 million ($7.3 million after tax, or $0.07 per share), in the third quarter of 2003.

Principal Assumptions

In comparison to the prior year, the Company expects a net reduction in interest expense to be substantially offset by an increase in insurance costs and a reduction in preneed funeral and cemetery trust earnings and perpetual care trust earnings. The Company’s forecasts also assume a 1 to 3 percent reduction in the number of deaths during fiscal year 2003 as compared to 2002 and an increase in the average revenue per funeral service performed of about 1 to 2 percent. Additionally, the Company expects a decrease in cemetery revenue of 3 to 5 percent compared to the prior year due to the decline in projected sales resulting from lower consumer confidence and the reduction in perpetual care trust earnings. Perpetual care trust earnings are projected to produce an overall return, excluding unrealized gains and losses, between 3 and 5 percent for fiscal year 2003.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR THE THIRD QUARTER AND FISCAL YEAR 2003
(Unaudited)

(Dollars in millions, except per share amounts)

For the third quarter of 2003, the Company will report a charge of $11.3 million ($7.3 million after tax, or $0.07 per share) related to the redemption of the ROARS. Including the earnings per share charge of $0.07, diluted earnings per share is expected to be in the range of ($0.03) to $0.01 for the third quarter and $0.23 to $0.28 for the fiscal year. Had the Company not incurred the costs to redeem the ROARS, the Company’s forecast for diluted earnings per share would have been in the range of $0.04 to $0.08 for the third quarter and $0.30 to $0.35 for the fiscal year.

Third Quarter 2003 Forecast

Revenue	$115 - $130
Gross profit	$22 - $33
Operating earnings	$18 - $27
Interest expense	$12 - $14
Operating earnings	$18 - $27
Add: Depreciation and amortization	$10 - $15
Add: Investment and other income	$0 - $1

EBITDA	$28 - $43

Fiscal Year 2003 Forecast

Income Statement Items
Revenue	$510 - $540
Gross profit	$115 - $135
Operating earnings	$98 - $115
Interest expense	$46 - $56
Operating earnings	$98 - $115
Add: Depreciation and amortization	$50 - $60
Add: Investment and other income	$2 - $3

EBITDA	$150 - $178

Cash Flow Items
Cash flow from operations	$50 - $60
Less: Maintenance capital expenditures	$10 - $15

Free Cash Flow	$40 - $45

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Cautionary Statements

     We caution readers that the following important factors, among others, in some cases have affected, and in the future, could affect, our actual consolidated results and could cause our actual consolidated results in the future to differ materially from the goals and expectations expressed in the forward-looking statements above and in any other forward-looking statements made by us or on our behalf.

Risks Related to Our Business

Earnings from and principal of trust funds and escrow accounts could be reduced by changes in stock and bond prices and interest and dividend rates or by a decline in the size of the funds.

     We maintain three types of trust funds and escrow accounts: (1) preneed funeral merchandise and services, (2) preneed cemetery merchandise and services and (3) perpetual care. Earnings and investment gains and losses on trust funds and escrow accounts are affected by financial market conditions that are not within our control. Earnings are also affected by the mix of fixed-income and equity securities that we choose to maintain in the funds, and we may not choose the optimal mix for any particular market condition. The size of the funds depends upon the level of preneed sales and maturities, the amount of ordinary income and investment gains or losses and funds added through acquisitions, if any. Declines in earnings from perpetual care trust funds would cause a decline in current revenues, while declines in earnings from other trust funds and escrow accounts could cause a decline in future cash flows and revenues. In addition, any significant or sustained investment losses could result in there being insufficient funds in the trusts to cover the cost of delivering services and merchandise or maintaining cemeteries in the future. Any such deficiency would have to be covered by cash flow, which could have a material adverse effect on our financial position and results of operations.

     Unrealized gains and losses in the funeral trust funds and cemetery merchandise trust funds have no immediate impact on our revenues, margins, earnings or cash flow, unless the fair market value of the funds were to decline below the estimated costs to deliver the underlying products and services. If that were to occur, we would record a charge to earnings to reduce the investment value to the expected cost to deliver. Over time, gains and losses realized in the funds are allocated to underlying preneed contracts and affect the amount of the trust fund earnings we record when we deliver the underlying product or service. Accordingly, if current market conditions do not improve, the funds may eventually realize losses, and our revenues, margins, earnings and cash flow would be negatively affected by the reduced revenue when we deliver the underlying products and services. We project that with approximately 3.0 percent to 5.0 percent annualized returns in the funds over the estimated lives of the associated preneed contracts, our trust and escrow funds would recover the net unrealized depreciation currently in the funds by the time the underlying products and services are delivered. Unrealized gains and losses in the perpetual care trust fund do not affect earnings but could limit the capital gains available to us and could result in lower returns and lower current revenues than we have historically achieved.

Increased costs may have a negative impact on earnings and cash flows.

     We may not be able to achieve revenue growth that exceeds our cost increases. Although we continue to have a goal of increasing our revenues at a rate of growth greater than the growth in our costs, we have not achieved that goal in recent years or in the first six months of 2003, and we can give no assurance that we will be successful in doing so for the remainder of 2003.

     We expect insurance costs, in particular, to increase substantially in 2003. The terrorist attacks in the United States on September 11, 2001 and related subsequent events have resulted in higher insurance premiums. The volume of claims made in such a short span of time resulted in liquidity challenges that many insurers have passed on to their policyholders. Additionally, insurers have increased premiums to offset losses in equity markets due to recent economic conditions. While our insurance costs are expected to increase materially, the actual increase in insurance costs cannot be predicted.

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We may experience declines in preneed sales due to numerous factors including changes made to contract terms and sales force compensation and a weakening economy. Declines in preneed property sales would reduce current revenue. Declines in preneed funeral and cemetery service and merchandise sales would reduce our backlog and could reduce our future market share.

     In an effort to increase cash flow, we modified our preneed sales strategies early in fiscal year 2000 by increasing finance charges, requiring larger down payments and shortening installment payment terms. Later in fiscal year 2000, we changed the compensation structure for our preneed sales force. These changes, and the accompanying sales force attrition and adverse impact on sales force morale, caused preneed sales to decline. Although we do not anticipate making further significant changes in these areas, we may decide that further adjustments are advisable, which could cause additional declines in preneed sales. In addition, a weakening economy that causes customers to reduce discretionary spending could cause, and we believe has caused, a decline in preneed sales. Geopolitical concerns could continue to lower consumer confidence, which could also result in a further decline in preneed sales. Declines in preneed cemetery property sales would reduce current revenue, and declines in other preneed sales would reduce our backlog and future revenue and could reduce future market share.

Our ability to achieve our debt reduction targets and to service our debt in the future depends upon our ability to generate sufficient cash, which depends upon many factors, some of which are beyond our control.

     Our ability to achieve our debt reduction targets in the time frame projected by us depends upon our ability to generate sufficient cash from two main sources: (1) income tax proceeds associated with foreign asset sales and (2) our ongoing operations. We expect to generate capital gains against which the foreign asset sale capital losses may be offset. There can be no assurance that we will receive the tax benefits within our expected timeframe. Our ability to receive the expected income tax benefits within our expected timeframe depends upon, among other things, the timing of our filing for capital loss carrybacks to apply against previously-taxed capital gains and the rate at which we realize additional capital gains. Our primary tax planning strategy is to produce these capital gains in our trust funds. Our ability to generate capital gains could be affected by a decline in market conditions. Our ability to generate cash flow from operations depends upon, among other things, the number of deaths in our markets, competition, the level of preneed sales and their maturities, our ability to control our costs, stock and bond market conditions, and general economic, financial and regulatory factors, most of which are beyond our control.

Increased preneed sales may have a negative impact on cash flow.

     Preneed sales of cemetery property and funeral and cemetery products and services are generally cash flow negative initially, primarily due to the commissions paid on the sale, the portion of the sales proceeds required to be placed into trust or escrow and the terms of the particular contract such as the size of the down payment required and the length of the contract. In fiscal year 2000, we changed the terms and conditions of preneed sales contracts and commissions and moderated our preneed sales effort in order to reduce the initial negative impact on cash flow. Nevertheless, we will continue to invest a significant portion of cash flow in preneed acquisition costs, which reduces cash flow available for other activities, and, to the extent preneed activities are increased, cash flow would be further reduced, and our ability to service debt could be adversely affected.

Price competition could reduce market share or cause us to reduce prices to retain or recapture market share, either of which could reduce revenues and margins.

     Our funeral home and cemetery operations generally face intense competition in local markets that typically are served by numerous funeral homes and cemetery firms. We have historically experienced price competition primarily from independent funeral home and cemetery operators, and from monument dealers, casket retailers, low-cost funeral providers and other non-traditional providers of services or products. In the past, this price competition has resulted in losing market share in some markets. In other markets, we have had to reduce prices thereby reducing profit margins in order to retain or recapture market share. Increased price competition in the future could further reduce revenues, profit margins and the backlog.

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Increased advertising or better marketing by competitors, or increased activity by competitors offering products or services over the Internet, could cause us to lose market share and revenues or cause us to incur increased costs in order to retain or recapture our market share.

     In recent years, the marketing of preneed funeral services through television, radio and print advertising, direct mailings and personal sales calls has increased. Extensive advertising or effective marketing by competitors in local markets could cause us to lose market share and revenues or cause us to increase marketing costs. In addition, competitors may change the types or mix of products or services offered. These changes may attract customers, causing us to lose market share and revenue or to incur costs in response to competition in order to vary the types or mix of products or services offered by us. Also, increased use of the Internet by customers to research and/or purchase products and services could cause us to lose market share to competitors offering to sell products or services over the Internet.

Increases in interest rates would increase interest costs on our variable-rate long-term debt and could have a material adverse effect on our net income and earnings per share.

     As of June 4, 2003, $205.5 million of our long-term debt was subject to variable interest rates, although $100 million of that amount was fixed pursuant to the terms of interest rate swaps expiring in March of 2004 and 2005. Accordingly, any significant increase in interest rates could increase our interest costs on our variable-rate long-term debt or indebtedness incurred in the future, which could decrease our net income and earnings per share materially.

Covenant restrictions under our senior secured credit facility and senior subordinated note indenture limit our flexibility in operating our business.

     Our senior secured credit facility and the indenture governing the senior subordinated notes contain, among other things, covenants that restrict us and our subsidiary guarantors’ ability to finance future operations or capital needs or to engage in other business activities. They limit, among other things, our and our subsidiary guarantors’ ability to: borrow money; pay dividends or distributions; purchase or redeem stock; make investments; engage in transactions with affiliates; engage in sale leaseback transactions; consummate specified asset sales; effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all assets; and create liens on assets. In addition, the senior secured credit facility contains specific limits on capital expenditures as well as a requirement that we maintain a liquidity reserve that increases over time as long as any of the 6.70 percent Notes are outstanding. Furthermore, the senior secured credit facility requires us to maintain specified financial ratios and satisfy financial condition tests and prohibits payment of the 6.70 percent Notes prior to maturity unless thereafter our Available Liquidity, as defined in the senior secured credit facility, is no less than $25 million.

     These covenants may require us to act in a manner contrary to our business objectives. In addition, events beyond our control, including changes in general economic and business conditions, may affect our ability to satisfy these covenants. A breach of any of those covenants could result in a default allowing the lenders to declare all amounts owed immediately due and payable.

Our projections for 2003 do not include any earnings from acquisition activity. Several important factors, among others, may affect our ability to consummate acquisitions.

     Our projections for 2003 do not include any earnings from acquisition activity. The actual level of acquisition activity, if any, will depend not only on the number of properties acquired, but also on the size of the acquisitions. Several important factors, among others, may affect our ability to consummate acquisitions. We may not be able to find a sufficient number of businesses for sale at prices we are willing to pay, particularly in view of our new pricing parameters and cash flow criteria. Acquisition activity, if any, will also depend on our ability to enter into new markets. Due in part to our lack of experience operating in new areas and to the presence of competitors who have been in certain markets longer than we have, such entry may be more difficult or expensive than we anticipate.

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Risks Related to the Death Care Industry

Declines in the number of deaths in our markets can cause a decrease in revenues. Changes in the number of deaths are not predictable from market to market or over the short term.

     Declines in the number of deaths could cause at-need sales of funeral and cemetery services, property and merchandise to decline, which could decrease revenues. Although the United States Bureau of the Census estimates that the number of deaths in the United States will increase by approximately 1 percent per year from 2000 to 2010, longer lifespans could reduce the rate of deaths. Data obtained from the Centers for Disease Control and Prevention (“CDC”) indicate a decrease in deaths in the United States of 1.3 percent during the first six months of our fiscal year 2003, compared to the same period in the prior year. In addition, changes in the number of deaths can vary among local markets and from quarter to quarter, and variations in the number of deaths in our markets or from quarter to quarter are not predictable. These variations can cause revenues to fluctuate.

     Our comparisons of the change in the number of families served to the change in the number of deaths reported by the CDC from time to time may not necessarily be meaningful. The CDC receives weekly mortality reports from 122 cities and metropolitan areas in the United States within two to three weeks from the date of death and reports the total number of deaths occurring in these areas each week based on the reports received from state health departments. The comparability of our funeral calls to the CDC data is limited, as reports from the state health departments are often delayed, and the 122 cities reporting to the CDC are not necessarily comparable with the markets in which we operate. Nonetheless, we believe that the CDC data is the most comprehensive data of this kind available.

The increasing number of cremations in the United States could cause revenues to decline because we could lose market share to firms specializing in cremations. In addition, basic cremations produce no revenues for cemetery operations and lesser funeral revenues and, in certain cases, lesser profit margins than traditional funerals.

     Our traditional cemetery and funeral service operations face competition from the increasing number of cremations in the United States. Industry studies indicate that the percentage of cremations has steadily increased and that cremations will represent approximately 39 percent of the United States burial market by the year 2010, compared to 26 percent in 2000. The trends toward cremation could cause cemeteries and traditional funeral homes to lose market share and revenues to firms specializing in cremations. In addition, basic cremations (with no funeral service, casket, urn, mausoleum niche, columbarium niche or burial) produce no revenues for cemetery operations and lower revenues than traditional funerals and, when delivered at a traditional funeral home, produce lower profit margins as well.

If we are not able to respond effectively to changing consumer preferences, our market share, revenues and profitability could decrease.

     Future market share, revenues and profits will depend in part on our ability to anticipate, identify and respond to changing consumer preferences. During fiscal year 2000, we began to implement strategies based on a proprietary, extensive study of consumer preferences we commissioned in 1999. However, we may not correctly anticipate or identify trends in consumer preferences, or we may identify them later than our competitors do. In addition, any strategies we may implement to address these trends may prove incorrect or ineffective.

Because the funeral and cemetery businesses are high fixed-cost businesses, positive or negative changes in revenue can have a disproportionately large effect on cash flow and profits.

     Companies in the funeral home and cemetery business must incur many of the costs of operating and maintaining facilities, land and equipment regardless of the level of sales in any given period. For example, we must pay salaries, utilities, property taxes and maintenance costs on funeral homes and maintain the grounds of cemeteries regardless of the number of funeral services or interments performed. Because we cannot decrease these costs significantly or rapidly when we experience declines in sales, declines in sales can cause margins, profits and cash flow to decline at a greater rate than the decline in revenues.

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Changes or increases in, or failure to comply with, regulations applicable to our business could increase costs or decrease cash flows.

     The death care industry is subject to extensive regulation and licensing requirements under federal, state and local laws. For example, the funeral home industry is regulated by the Federal Trade Commission, which requires funeral homes to take actions designed to protect consumers. State laws impose licensing requirements and regulate preneed sales. Embalming facilities are subject to stringent environmental and health regulations. Compliance with these regulations is burdensome, and we are always at risk of not complying with the regulations.

     In addition, from time to time, governments and agencies propose to amend or add regulations, which could increase costs or decrease cash flows. For example, federal, state, local and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry. In November 2002, the Federal Death Care Inspection and Disclosure Act was introduced in the Senate, which, if adopted, would more heavily regulate the death care industry and could result in an increase in our costs. Several states and regulatory agencies have considered or are considering regulations that could require more liberal refund and cancellation policies for preneed sales of products and services, limit or eliminate our ability to use surety bonding, increase trust requirements and prohibit the common ownership of funeral homes and cemeteries in the same market. If adopted by the regulatory authorities of the jurisdictions in which we operate, these and other possible proposals could have a material adverse effect on us, our financial condition, our results of operations and our future prospects.

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